Exhibit 16.1

Deloitte & Touche LLP
Suite 1200
695 Town Center Drive
Costa Mesa, CA 92626-7188
USA

Tel:+1 714 436 7100
Fax: +1 714 436 7200
www.deloitte.com

July 16, 2004

Mr. Bill Stowell

Chief Financial Officer

DPAC Technologies, Corp.

7321 Lincoln Way

Garden Grove, California 92841

Dear Mr. Stowell:

This is to confirm that the client-auditor relationship between DPAC Technologies, Corp. (Commission File No. 0-14843) and Deloitte & Touche LLP has ceased.

Yours truly,

cc:   Office of the Chief Accountant

SECPS Letter File

Securities and Exchange Commission

Mail Stop 11-3

450 5th Street, N.W.

Washington, D.C. 20549

Mr. Creighton Early, Chief Executive Officer

Mr. Dick Wheaton, Chairperson of the Audit Committee

Member of
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